Exhibit 10.41

Memorandum on PayPay Card Merchant Agreement

PayPay Card Corporation (“PPCD”), Yahoo Japan Corporation (“Yahoo”), and SB Payment Service Corporation (“SBPS”) agree as follows regarding the Payment Facilitator Agreement with SBPS dated April 26, 2013 which PPCD assumed from Yahoo in connection with PPCD’s acquisition from Yahoo of Yahoo’s acquiring business as of October 1, 2022 (the “Original Agreement”), the PayPay Card Merchant Terms (the “Merchant Terms”) and the Online Sales Merchant Rider (“Online Sales Rider”) that apply to the contracts formed when Yahoo or SBPS as Yahoo’s agent makes an offer using the PayPay Card Merchant Application dated September 26, 2022, and PPCD reviews and accepts that offer, and memoranda pertaining to those contracts (the “Original Contracts”) and enter into this memorandum (this ”Memorandum”).

Article 1 Scope of Credit Sales

1.

PPCD, Yahoo, and SBPS confirm that Yahoo, as a business operator executing contracts for the handling of credit card numbers, etc. under Article 35-17-2 of the Installment Sales Act, has the authority to select and determine third parties and execute separate contracts with those third parties under the Original Contracts.

2.

In the case provided for in the preceding paragraph, Yahoo is responsible for the investigation under Article 35-17-8 of the Installment Sales Act of any third party with which Yahoo enters into a contract.

3.

Yahoo shall not allow third party to make Credit Sales under the Original Contracts except as provided for in Paragraph 1. In addition, Yahoo shall not under any circumstances give the impression that Yahoo is transacting directly with a Customer when making Credit Sales to a third party, or otherwise lend its name, create a false impression, or commit similar acts with respect to Credit Sales.

Article 2 Effective Date

This Memorandum shall take effect as of October 1, 2022, on the condition that the absorption-type company split agreement between PPCD and Yahoo has taken effect pursuant to the Company Split Agreement dated July 27, 2022.

Article 3 Term

This Memorandum is effective until all of the Original Contracts are terminated.

Article 4 General Provisions

Any matter not provided for herein is as provided for in the Original Contracts.

September 30, 2022

PPCD:	1-3 Kioicho, Chiyoda-ku, Tokyo

PayPay Card Corporation

Mitsuhiro Wada, Representative Director

Yahoo:	1-3 Kioicho, Chiyoda-ku, Tokyo

Yahoo Japan Corporation

Takao Ozawa, President and Representative Director

SBPS:	1-7-1 Kaigan, Minato-ku, Tokyo

SB Payment Service Corporation

Tomonori Hotta, Representative Director and Vice President